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                                                                    EXHIBIT 99.1

                           [LETTERHEAD OF TAMBRANDS]


Investor Contact:                                         Media Contact:
----------------                                          -------------
Kathy Brooks Makrakis                                     Janey M. Loyd
(914) 696-6509                                            (914) 696-6330


FOR IMMEDIATE RELEASE (TUESDAY, JANUARY 28, 1997)
-------------------------------------------------


                    TAMBRANDS ANNOUNCES 1996 FOURTH-QUARTER
                    ---------------------------------------
                AND FULL-YEAR RESULTS IN LINE WITH EXPECTATIONS
                -----------------------------------------------

     White Plains, NY, January 28, 1997 -- Tambrands Inc. (NYSE: TMB) today reported sales and earnings in line with expectations for the fourth quarter and the year ended December 31, 1996.

     Net sales for the quarter were $156.7 million versus $161.7 million in the fourth quarter of 1995. Sales declined due to lower worldwide volumes. Net income was $23.9 million, or $.65 per share, compared to $23.0 million, or $.63 per share, in the fourth quarter of 1995.

     "After a weak second quarter, largely attributable to intense price competition in the U.S., Tambrands' business has trended upward with marked improvement in the fourth quarter. Also, in the U.S., while not yet fully reflected in shipment volume, both the Tampax market share and the tampon category have strengthened resulting in stronger retail consumption. This improvement, together with tighter expense controls, contributed to fourth quarter earnings growth," commented Edward T. Fogarty, Tambrands' Chairman and Chief Executive Officer. "In addition, we launched several important strategic initiatives during the year to drive and sustain long-term growth, including implementing a major restructuring program, expanding our international distribution alliance with Molnlycke, and introducing five new Tampax products into 14 markets around the world."

     In the third quarter of 1996, as previously announced, Tambrands created a new global organizational structure and began a major restructuring program designed to rationalize global capacity and improve margins.



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TAMBRANDS
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     For the full-year 1996, net sales were $662.1 million, compared to $683.1 million for 1995. Net income for the year was $45.8 million, or $1.24 per share, compared to $85.5 million, or $2.33 per share, in 1995. Excluding the previously announced charges for restructuring in 1996 and a litigation reserve in 1995, net income for 1996 would have been $82.8 million, or $2.25 per share, versus $94.2 million, or $2.57 per share, in 1995.

     The Company also announced that the Board of Directors today declared a regular quarterly dividend of $.46 per share, payable on March 17, 1997 to shareholders of record on March 3, 1997.

     Tambrands has manufactured Tampax(R) tampons for 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by millions of women.

     A summary of consolidated operating results for the three months and year ended December 31, 1996 is attached.


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                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENTS
                    3 Months and 12 Months Ended December 31



(In thousands,          3 Months Ended                12 Months Ended
except per share        December 31       Percent      December 31      Percent
                    -------------------            ------------------
figures)              1996         1995   Change     1996       1995    Change
                    --------     -------  ------   --------   --------  -------


NET SALES            $156,692     $161,691     (3)   $662,112   683,092      (3)

COST OF
PRODUCTS SOLD          55,777       56,605     (1)    226,348   231,625      (2)
                     --------      -------           --------  --------

GROSS PROFIT          100,915      105,086     (4)    435,764   451,467      (3)

SELLING, ADMIN. AND
GENERAL:

 MARKETING, SELLING
 AND DISTRIBUTION      51,621       55,378     (7)    248,644   238,558       4

 ADMIN. AND GENERAL     9,506       11,223    (15)     48,625    52,546      (7)

 RESTRUCTURING
 CHARGE                     -            -      -      46,221         -     100
                     --------     --------           --------   -------

                       61,127       66,601     (8)    343,490   291,104      18
                     --------     --------           --------  --------

OPERATING INCOME       39,788       38,485      3      92,274   160,363     (42)


INTEREST,
NET AND OTHER          (2,379)      (2,303)     3      (8,949)   (9,632)     (7)

LITIGATION CHARGE          -             -       -          -   (11,396)   (100)
                     --------     ---------           --------  --------

INCOME BEFORE
PROVISION FOR INCOME
TAXES                  37,409       36,182      3      83,325   139,335     (40)

PROVISION FOR
INCOME TAXES           13,503       13,225      2      37,522    53,813     (30)
                     --------     --------           --------   -------


NET INCOME           $ 23,906     $ 22,957      4    $ 45,803   $85,522     (46)
                     ========     ========           ========   =======


NET INCOME
PER COMMON SHARE     $   0.65     $   0.63      3    $   1.24   $  2.33     (47)
                     ========     ========           ========   =======


AVG. SHARES
OUTSTANDING            36,901       36,697             36,842     36,671